Exhibit 22.1
Guarantor Subsidiaries of Westinghouse Air Brake Technologies
The obligations under the Company's US Notes, the 2022 Credit Agreement and the 2024 Credit Agreement have been fully and unconditionally guaranteed by certain of the Company's U.S. subsidiaries. Each guarantor is 100% owned by the parent company, with the exception of GE Transportation, a Wabtec Company, which has 15,000 shares outstanding of Class A Non-Voting Preferred Stock held by General Electric Company. The Euro Notes are issued by Wabtec Netherlands and are fully and unconditionally guaranteed by the Company.

As of March 31, 2025:

The US Notes, 2022 Credit Agreement and 2024 Credit Agreement
Issuer:    Westinghouse Air Brake Technologies Corporation
Guarantors:    GE Transportation, a Wabtec Company
RFPC Holding Corp.
Transportation IP Holdings, LLC
Transportation Systems Services Operations Inc.
Wabtec Components, LLC
Wabtec Holding, LLC
Wabtec Railway Electronics Holdings, LLC
Wabtec Transportation Systems, LLC

The Euro Notes
Issuer:        Wabtec Transportation Netherlands B.V.
Guarantor:    Westinghouse Air Brake Technologies Corporation